UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 18, 2009

_________________

IRWIN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

INDIANA (State or Other Jurisdiction of Incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street
Columbus, Indiana 47201
(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.03.   Bankruptcy or Receivership

On September 18, 2009, the Indiana Department of Financial Institutions (the “DFI”) closed Irwin Union Bank and Trust Company (“IUBT”), the state chartered bank subsidiary of Irwin Financial Corporation (the “Corporation”), pursuant to Section 28-1-3.1-2(a)(6) of the Indiana Code, and appointed the Federal Depository Insurance Corporation (the “FDIC”) as receiver of IUBT.  On the same day, the Office of Thrift Supervision, pursuant to 12 USC §§1464(d)(2)(A) and (d)(2)(E)(ii), closed the Corporation’s federal savings bank, Irwin Union Bank, F.S.B. (“IUBFSB” and, together with IUBT, the “Banks”) and appointed the FDIC as receiver of IUBFSB.

As indicated in the FDIC press release dated September 18, 2009, subsequent to the closing of the Banks, First Financial Bank, National Association, located in Hamilton, Ohio, assumed all of the deposits and essentially all of the assets of the Banks in a transaction facilitated by the FDIC.

Given that the Corporation’s principal assets are the capital stock of the Banks and that the Corporation does not expect to receive any recovery after the receivership and conservatorship processes are completed, on September 18, 2009, the Corporation filed a voluntary petition for relief under Chapter 7 of Title 11 of the United States Code, instituting Case No. 09-13852-FJO before the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the “Bankruptcy Filing”).  Effective upon the Bankruptcy Filing, the Corporation’s bylaws were amended to reduce the size of the Corporation’s board of directors to one director, with William I. Miller serving as the sole director.  Also effective upon the Bankruptcy Filing, the Corporation’s board of directors appointed the following individuals as the Corporation’s sole officers: Matthew F. Souza, Chief Administrative Officer; Gregory F. Ehlinger, Chief Financial Officer; Steven R. Schultz, Vice President; and Jody Littrell, Vice President.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of September 18, 2009, the Corporation had outstanding junior subordinated debentures (the “Debentures”) in the principal amount of approximately $234.0 million.  The events described above constitute triggering events, or “Events of Default,” under the terms of the Debentures that affect the holders of the Debentures as follows:

•
The holders of the Corporation’s 7.58% Subordinated Notes due 2014, in the aggregate principal amount of approximately $30.0 million, may declare the principal amount of such debt, including accrued and unpaid interest of approximately $1.2 million, to be immediately due and payable pursuant to Section 10 of such note.

•
The trustees for certain other Debentures are entitled to file proofs of claim for the whole amount of principal, plus accrued and unpaid interest thereon.  The following describes each such Debenture, the amount of principal and accrued and unpaid interest thereon, and the indenture provisions granting this right to the trustee thereunder.

o
8.70% Junior Subordinated Debentures due 2032, in the principal amount of approximately $35.6 million, with accrued and unpaid interest of approximately $5.7 million, pursuant to Section 7.2 of the Indenture dated October 11, 2002 between the Corporation and U.S. Bank Trust National Association;

o
Junior Subordinated Deferrable Interest Debentures due 2033, in the principal amount of approximately $51.5 million, with accrued and unpaid interest of approximately $5.1 million,  pursuant to Section 5.2 of the Indenture dated November 14, 2003 between the Corporation and U.S. Bank National Association;

o
Junior Subordinated Debt Securities due 2035, in the principal amount of approximately $53.4 million, with accrued and unpaid interest of approximately $5.9 million,  pursuant to Section 5.02 of the Indenture dated August 1, 2005 between the Corporation and The Bank of New York Mellon Trust Company, National Association (as successor-in-interest to JPMorgan Chase Bank, National Association);

o
Junior Subordinated Note due 2036, in the principal amount of approximately $32.5 million, pursuant to Sections 5.1, 5.2 and 5.4 of the Indenture dated March 31, 2006 between the Corporation and Wilmington Trust Company, as trustee, upon demand by the trustee or by holders of at least 25% of the outstanding principal amount of such debt;

o
The Corporation’s Junior Subordinated Debt Securities due December 15, 2036, in the principal amount of approximately $15.5 million, with accrued and unpaid interest of approximately $1.9 million,  became immediately due and payable pursuant to Sections 5.01 and 5.02 of the Indenture dated December 5, 2006 by and between the Corporation, as Issuer, and Wells Fargo Bank, National Association, as Trustee; and

o
Floating Rate Junior Subordinated Debt Securities due 2037, in the principal amount of approximately $15.5 million, with accrued and unpaid interest of approximately $1.0 million, pursuant to Section 5.02 of the Indenture dated December 7, 2006 between the Corporation and Wilmington Trust Company.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 18, 2009, the Corporation received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Corporation has fallen below the NYSE’s continued listing standard requiring that the Corporation’s common stock (ticker symbol IFC) have an average closing price of not less than $1.00 over a consecutive 30-day trading period.  In the Notice, the NYSE directed the Corporation to bring its share price and average share price back above $1.00 within six months following the Corporation’s receipt of the Notice.

Also, on September 21, 2009, the NYSE notified the Corporation that it has halted trading in the Corporation’s common and trust preferred stocks for a continuted listing evaluation.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information with respect to changes in the Corporation’s directors and officers in Item 1.03 is hereby incorporated by reference into this Item 5.02.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION
(Registrant)

Date: September 21, 2009	By:	/s/ Gregory F. Ehlinger
GREGORY F. EHLINGER
Chief Financial Officer